EXHIBIT (e)

CALVERT VARIABLE SERIES, INC.

CALVERT VARIABLE PRODUCTS, INC.

MASTER DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT effective as of March 1, 2021 between each registered investment company listed on Schedule A (each referred to herein as the “Company”) on behalf of each of its series listed on Schedule A (each referred to herein as the “Fund”), and Eaton Vance Distributors, Inc., a Massachusetts corporation (the “Principal Underwriter”).  The Fund may offer multiple classes of shares as indicated on Schedule A (the “Classes”).

IN CONSIDERATION of the mutual promises and undertakings herein contained, the parties hereto agree with respect to the Fund:

1.(a)The Company grants to the Principal Underwriter the right to purchase all Classes of shares of the Fund upon the terms herein below set forth during the term of this Agreement.  While this Agreement is in force, the Principal Underwriter agrees to use its best efforts to obtain unconditional orders for Fund shares, provided that it may refuse to accept any such orders in its discretion as described herein and provided further that when requested by a Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, or when agreed to by mutual consent between the Principal Underwriter and the Fund, the Principal Underwriter will suspend its efforts (including as to any classes of investors or any specific jurisdictions or otherwise).

(b)In carrying out its duties and responsibilities hereunder, the Principal Underwriter may, pursuant to separate written contracts, appoint various financial intermediaries to find purchasers for, and to otherwise provide distribution services with respect to, Fund shares.  Such intermediaries shall at all times be deemed to be independent contractors retained by the Principal Underwriter and not by the Company.

(c)The Principal Underwriter shall have the right to buy from the Fund the shares needed, but not more than the shares needed (except for clerical errors and errors of transmission), to fill unconditional orders for shares of the Fund placed with the Principal Underwriter by financial intermediaries or investors in the manner set forth in the current Summary Prospectus, Prospectus and Statement of Additional Information (together, “Prospectus”) relating to shares of the Fund.  The Principal Underwriter shall notify the Fund custodian (“Custodian”) and transfer agent (“Transfer Agent”), at the end of each business day, or as soon thereafter as the orders placed with it have been compiled, of the number of shares and the prices thereof which the Principal Underwriter is to purchase as principal for resale.  The Principal Underwriter shall take down and pay for shares ordered from the Fund before the fourth business day after the shares have been so ordered.

(d)The  Company intends to continuously offer the shares of its various Funds for sale to sub-accounts of various life insurance separate accounts, employee thrift plans, and, subject to applicable law, the public (all eligible purchasers of such shares being referred to collectively as the “Purchasers”).  The Company also intends that the Purchasers may provide certain beneficial ownership rights to individuals under variable annuity and variable life insurance contracts, employee thrift plans or other such arrangements (the “Participants”).  The Company may suspend sales of the shares of any one or more Funds at any time, and may resume sales of any such Funds at a later date.

(e)The right granted to the Principal Underwriter to buy shares from the Fund shall be exclusive, except that said exclusive right shall not apply to: (i) shares issued by the Fund in connection with the merger or consolidation of any other investment company or personal holding company with the Fund; (ii) the acquisition by the Fund of all (or substantially all) the assets or the outstanding shares of any such other company; or (iii) shares, if any, issued by the Fund in connection with the reinvestment of Fund distributions at the option of Fund shareholders.

(f)The Principal Underwriter covenants and agrees that, in selling the shares of the Fund, it will use its best efforts in all respects to conform with the requirements of all state and federal laws relating to the sale of such shares and with applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), of which it is a member.

2.Fund shares may be resold by the Principal Underwriter to or through financial intermediaries and to investors, upon the following terms and conditions:

(a)  The public offering price of Fund shares (the "offering price") shall be the net asset value per share plus a sales charge, if any.  Any such sales charge shall be established by the Principal Underwriter and disclosed in the Prospectus. The Principal Underwriter may establish a schedule of contingent deferred sales charges to be imposed at the time of redemption of certain shares and such schedule of contingent deferred sales charges shall be disclosed in the Prospectus.  The sales charges and schedule of contingent deferred sales charges applicable to a Class may reflect scheduled variations in, the elimination of, or waivers of sales charges on sales of or redemptions of Shares in accordance with applicable rules and regulations of, or exemptive relief granted by, the Securities and Exchange Commission ("SEC"), or other relevant guidance.

(b) The Principal Underwriter may pay to financial intermediaries through whom shares are sold such commissions or other payments as the Principal Underwriter may specify from time to time.  Payment of any such sales charge or other payments shall be the sole obligation of the Principal Underwriter unless otherwise agreed to by the Company.

(c) The net asset value of shares of each Class of the Fund shall be determined by the Fund’s custodian, or such other person as determined by the Fund, as of the close of regular trading on the New York Stock Exchange (the “Exchange”) on each business day on which said Exchange is open, or as of such other time on each such business day as may be determined by the Board of Trustees or Directors of the Company (the “Board” and such Trustees or Directors, “Board Members”), in accordance with the methodology and procedures for calculating such net asset value authorized by the Board.  The Company may also cause the net asset value to be determined in substantially the same manner or estimated in such manner and as of such other time or times as may from time to time be agreed upon by the Company and Principal Underwriter. The Company will notify the Principal Underwriter each time the net asset value of a Class of shares is determined and when such value is so determined it shall be applicable to transactions as set forth in the current Prospectus relating to Fund shares.

(d)No Class of shares of the Fund shall be sold by the Fund during any period when the determination of that Class’s net asset value is suspended, except to the Principal Underwriter in the manner and upon the terms above set forth to cover shares sold by the Principal Underwriter prior to any such suspension.  The Company shall also have the right to suspend the sale of any Class of shares if in the judgment of the Company conditions obtaining at any time render such action advisable.  The Principal Underwriter shall have the right to suspend sales at any time, to refuse to accept or confirm any order from an investor or financial intermediary, or to accept or confirm any such order in part only if, in the judgment of the Principal Underwriter, such action is in the best interests of the Fund.

3.The Company covenants and agrees that it will, from time to time, but subject to any required approval of the Fund’s shareholders, take such steps as may be necessary to register the Fund’s shares under the Securities Act of 1933, as amended from time to time (the “1933 Act”), in order that there will be available for sale such number of shares as the Principal Underwriter may reasonably be expected to sell.  The Company also represents that all Fund shares, when issued, will be fully paid and non-assessable by the Company.

4.(a)The Company covenants and agrees to indemnify, defend and hold harmless the Principal Underwriter and each of its officers and directors and each person, if any, who controls the Principal Underwriter within the meaning of Section 15 of the 1933 Act ( the “EVD Control Persons”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person acquiring any shares of the Fund, which may be based upon the 1933 Act or on any other statute or at common law, on the ground that the Registration Statement or Prospectus, as from time to time amended and supplemented, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Company in connection therewith by or on behalf of the Principal Underwriter or its affiliate, Calvert Research and Management (“Adviser”).

Notwithstanding the foregoing, in no case (i) is the indemnity of the Company in favor of the Principal Underwriter and any EVD Control Person to be deemed to protect such Principal Underwriter or any such EVD Control Person against any liability to the Company or the Fund or its shareholders to which such Principal Underwriter or any such EVD Control Person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Company or the Fund to be liable under the indemnity contained in this paragraph with respect to any claim made against the Principal Underwriter or any EVD Control Person unless the Principal Underwriter or any EVD Control Person, as the case may be, shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Principal Underwriter or such EVD Control Person (or after such Principal Underwriter or such EVD Control Person shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve it from any liability which the Fund may have to the person against whom such action is brought otherwise than on account of its indemnity contained in this paragraph.

The Company shall be entitled to participate, at the expense of the Fund, in the defense, or, if the Company so elects, to assume the defense of any suit brought to enforce any such liability, but if the Company elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Principal Underwriter or EVD Control Persons, defendant or defendants in the suit.  In the event the Company elects to assume the defense of any such suit and retains such counsel, the Principal Underwriter or any EVD Control Person, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Company does not elect to assume the defense of any such suit, the Fund shall reimburse the Principal Underwriter or the EVD Control Person, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.  The Company agrees promptly to notify the Principal Underwriter of the commencement of any litigation or proceedings against it or any of its officers or Board Members in connection with the issuance or sale of any of Fund shares.

(b)The Principal Underwriter covenants and agrees to indemnify, defend and hold harmless the Company and each of its Board Members and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (“Company Control Persons”), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person acquiring any shares of the Fund, which may be based upon the 1933 Act or any other statute or at common law, on account of any wrongful act of the Principal Underwriter or any of its employees (including any failure to conform with any requirement of any state or federal law relating to the sale of such shares) or on the ground that the Registration Statement or Prospectus, as from time to time amended and supplemented, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, insofar as any such statement or omission was made in reliance upon, and in conformity with information furnished to the Company in connection therewith by or on behalf of the Principal Underwriter or Adviser.

Notwithstanding the foregoing, in no case (i) is the indemnity of the Principal Underwriter in favor of the Company and any Company Control Person indemnified to be deemed to protect the Fund or any such Company Control Person against any liability to which the Fund or any such Company Control Person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or his duties or by reason of its or his reckless disregard of its obligations and duties under this Agreement, or

(ii) is the Principal Underwriter to be liable under the indemnity contained in this paragraph with respect to any claim made against the Fund or any Company Control Person indemnified unless the Company or such Company Control Person, as the case may be, shall have notified the Principal Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Company, the Fund or upon such Company Control Person (or after the Company, the Fund or such Company Control Person shall have received notice of such service on any designated agent), but failure to notify the Principal Underwriter of any such claim shall not relieve it from any liability which it may have to the Fund or any person against whom such action is brought otherwise than on account of its indemnity contained in this paragraph.

The Principal Underwriter shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Principal Underwriter elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Company, or to Company Control Persons, defendant or defendants in the suit.  In the event that the Principal Underwriter elects to assume the defense of any such suit and retains such counsel, the Fund or such Company Control Persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them or the Company, but, in case the Principal Underwriter does not elect to assume the defense of any such suit, it shall reimburse the Fund, any such Company Control Person, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them or the Company.  The Principal Underwriter agrees promptly to notify the Company of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Fund’s shares.

(c) The Principal Underwriter is not authorized by the Company to give any information or to make any representations or to authorize any financial intermediary to give or make representations, other than those contained in or drawn from (i) the Registration Statement or Prospectus filed with the SEC under the 1933 Act (as said Registration Statement and Prospectus may be amended or supplemented from time to time) covering the shares of the Fund or (ii) other materials developed in accordance with applicable legal and regulatory requirements containing information relating to the Fund, including but not limited to materials prepared in accordance with Rule 482 under the 1933 Act and other marketing materials, such as Fund fact sheets and Fund commentaries.

(d)All sales of Fund shares made by the Principal Underwriter shall be made by it as principal, for its own account.  The Principal Underwriter is not authorized to act as agent for the Company or the Fund in connection with the offering or sale of shares of the Fund to the public or otherwise except in connection with the repurchase of shares as provided in paragraph 6 below, or in connection with “exchanges” between investment companies for which the Principal Underwriter (or an affiliate thereof) acts as principal underwriter.

5.(a)The Fund will pay, or cause to be paid (by one or more Classes) -

(i)all the costs and expenses of the Fund, including fees and disbursements of its counsel, in connection with the preparation and filing of any required Registration Statement and/or Prospectus under the 1933 Act or the Investment Company Act of 1940 Act, as amended (the “1940 Act”) covering its shares and all amendments and supplements thereto, and preparing, printing and mailing Prospectuses and periodic reports to shareholders (including the expense of setting up in type any such Registration Statement, Prospectus or periodic report);

(ii)the cost of preparing temporary and permanent share certificates (if any) for shares of the Fund;

 (iii)the cost and expenses of delivering to the Principal Underwriter at its office in Boston, Massachusetts, all shares of the Fund purchased by it as principal hereunder;

   (iv)all the federal and state (if any) issue and/or transfer taxes payable upon the issue by or (in the case of treasury shares) transfer from the Fund to the Principal Underwriter of any and all shares of the Fund purchased by the Principal Underwriter hereunder;

(v)the fees, costs and expenses of the registration or qualification of shares for sale in the various states, territories or other jurisdictions (including without limitation registering or qualifying the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state, territory or other jurisdiction); and

(vi)all payments to be made pursuant to any written plan approved in accordance with Rule 12b-1 under the 1940 Act, any written service plan or any agreement pursuant to such plan.

(b)The Principal Underwriter agrees that, after the Prospectus and periodic reports have been set in type, it will bear the expense of printing and distributing any copies thereof which are to be used in connection with the offering of shares of the Fund to financial intermediaries or investors.  The Principal Underwriter further agrees that it will bear the expenses of preparing, printing and distributing any other literature used by the Principal Underwriter or furnished by it for use by financial intermediaries in connection with the offering of the shares of the Fund for sale to the public and any expenses of advertising in connection with such offering.

(c)In accordance with a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act with respect to a Class (the “Distribution Plan”), a Fund may make payments from Class assets of distribution fees (or fees referred to as “distribution and service fees”) to the Principal Underwriter, financial intermediaries and other persons.  The aggregate of such payments during any fiscal year of the Fund with respect to a particular Class shall not exceed the amount stated on Schedule A for such year.  No payments will be made to the Principal Underwriter pursuant to the Distribution Plan applicable to a Class which would cause the Fund with respect to such Class to exceed the maximum applicable cap imposed thereon by paragraph (2) of subsection (d) of FINRA Rule 2341 or a lesser maximum cap as set forth on Schedule A (the “Fee Cap”).

(d)In addition to the payment of distribution fees, the Fund may make payments of service fees from the assets of a Class pursuant to a Distribution Plan or a written service plan to the Principal Underwriter, financial intermediaries and other persons.  The aggregate of such payments during any fiscal year of the Fund shall not exceed the amount stated on Schedule A for such year.

(e)Except as provided in Paragraph 5(c) above, the Principal Underwriter shall be entitled to receive all contingent deferred sales charges paid or payable in accordance with the Prospectus from a shareholder in connection with the redemption of Fund shares.

(f)The persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Distribution Plans, written service plans or this Agreement shall be the President or any Vice President or the Secretary or Treasurer of the Company.  Such persons shall provide to the Company’s Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.The Company hereby authorizes the Principal Underwriter, as agent of the Company and for its account, to repurchase such shares of the Fund as may be offered for sale to the Fund from time to time on the terms and conditions set forth in the Prospectus.  Such repurchases shall be made at the net asset value next determined after receipt of the repurchase order, subject to any applicable redemption fee that may be payable to the Fund or contingent deferred sales charge that may be payable to the Principal Underwriter or Fund, as described in Section 5(c) hereof.

(a)The Company agrees to authorize and direct the Custodian to pay, for the account of the Fund, the purchase price of any shares so repurchased against delivery of any outstanding certificates representing such shares in proper form for transfer to the Company or for cancellation by the Company.

(b)The Principal Underwriter shall receive no commission in respect of any repurchase of shares under the foregoing authorization and appointment as agent, except for any distribution fee or contingent deferred sales charges payable under paragraph 5.

(c)The Company agrees that the Fund will reimburse the Principal Underwriter, from time to time on demand, for any reasonable expenses incurred in connection with the repurchase of shares of the Fund pursuant to this paragraph 6.

(d)The Company reserves the right to suspend or revoke the foregoing repurchase authorization at any time; unless otherwise stated, any such suspension or revocation shall be effective forthwith upon receipt of notice thereof by an officer of the Principal Underwriter, by electronic or by written communication from an officer of the Company duly authorized by the Board.  In the event that the authorization of the Principal Underwriter is, by the terms of such notice, suspended for more than twenty-four hours or until further notice, the authorization given by this paragraph 6 shall not be revived except by action of a majority of the Board Members of the Company.

(e)The Principal Underwriter shall have the right to terminate the operation of this paragraph 6 upon giving to the Company thirty (30) days’ written notice thereof.

7.(a)If, at any time during the existence of this Agreement, the Company shall deem it necessary or advisable in the best interests of the Fund that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or other governmental authority or for purposes of state or federal tax laws, it shall notify the Principal Underwriter of the form of amendment which it deems necessary or advisable and the reasons therefor, and, if the Principal Underwriter declines to assent to such amendment, the Company may terminate this Agreement forthwith by written notice to the Principal Underwriter.

(b) If, at any time during the existence of its agreement upon request by the Principal Underwriter, the Company fails (after a reasonable time) to make any changes in its governing documents or in its methods of doing business which are necessary in order to comply with any requirement of federal law or regulations of the SEC or of a national securities association of which the Principal Underwriter is or may be a member, relating to the sale of the shares of the Fund, the Principal Underwriter may terminate this Agreement forthwith by written notice to the Company.

8.Any amendment to this Agreement will be in writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved in a manner consistent with the requirements of the 1940 Act.

9.(a)The Principal Underwriter is a corporation in the United States organized under the laws of Massachusetts and holding membership in FINRA, a national securities association registered under Section 15A of the Securities Exchange Act of 1934, as amended from time to time, and during the life of this Agreement will continue to be so resident in the United States, so organized and a member in good standing of FINRA.  The Principal Underwriter covenants that it and its officers and directors will comply with the Company’s governing documents, as amended from time to time, and the 1933 Act, 1934 Act and 1940 Act and the rules promulgated thereunder, the regulations of FINRA and all other applicable federal or state laws and regulations, insofar as they are applicable to the Principal Underwriter.

(b)The Principal Underwriter shall maintain in the United States and preserve therein for such period or periods as the SEC shall prescribe by rules and regulations applicable to it as Principal Underwriter of an open-end investment company registered under the 1940 Act such accounts, books and other documents as are necessary or appropriate to record its transactions with the Fund.  Such accounts, books and other documents shall be subject at any time and from time to time to such reasonable periodic, special and other examinations by the SEC or any member or representative thereof as the SEC may prescribe.  The Principal Underwriter shall furnish to the SEC within such reasonable time as the SEC may prescribe copies of or extracts from such records which may be prepared without unreasonable effort, expense or delay, or as the SEC may by order require.

(c)  The Principal Underwriter represents that it has implemented an anti-money laundering (“AML”) program and related procedures consistent with the requirements of the USA Patriot Act and all applicable regulations promulgated thereunder (the “Patriot Act”) (the “Program”) and represents that it has taken or shall take appropriate steps to establish and document the identity of a customer when the customer applies to invest in the Fund and to conduct ongoing monitoring of customers that are invested in the Fund.  The Company acknowledges that shares of the Fund are offered for sale to the sub-accounts of various life insurance separate accounts and other Purchasers and that AML compliance with respect to Participants is conducted by such Purchasers pursuant to participation or similar agreements.    The Principal Underwriter further agrees to retain all related documentation in accordance with the Funds’ Records Management Policy and make such documentation available to a court or other administrative or regulatory body with competent jurisdiction if compelled to do so by applicable law, administrative action or regulation.  The Principal Underwriter will provide the documentation described above upon reasonable request and shall certify to the Funds that the Principal Underwriter continues to satisfy the Funds’ customer identification and due diligence responsibilities in the manner contemplated by the Patriot Act.

(d)  The Principal Underwriter shall not collect, retain, use, sell, or disclose Personal Information (as defined in this sub-section) except as necessary to perform its responsibilities pursuant to the Agreement or as required by law.  The Principal Underwriter shall not disclose Personal Information to any third party for monetary or other valuable consideration or retain, use, or disclose Personal information outside of the direct business relationship between the Principal Underwriter and the Company.

The Principal Underwriter has implemented, and shall maintain throughout the term of the Agreement, reasonable security procedures and practices appropriate to the nature of the Personal Information to protect the Personal Information.

“Personal Information” is defined for purposes of this sub-section as information about California residents that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular resident or household.

(e)Notwithstanding anything in this Agreement to the contrary, the Company and the Principal Underwriter each agree that any Nonpublic Personal Information (“NPI”), as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”) (collectively, the “Privacy Laws”), disclosed hereunder is for the specific purpose of performing the services set forth in this Agreement, and with respect to such information, it will comply with the Privacy Laws.  Neither the Company nor the Principal Underwriter shall disclose any NPI received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth herein or as otherwise permitted by Privacy Laws.  Furthermore, NPI shall be safeguarded pursuant to procedures adopted under Section 248.30 of Regulation S-P and any applicable state laws, including Section 17 of Chapter 201 of the Code of Massachusetts Regulations.  The foregoing will survive termination or expiration of this Agreement for so long as the Principal Underwriter continues to possess or have access to personal information related to the Fund’s shareholders.

(f)  The Principal Underwriter will provide the Company with its written compliance policies and procedures as required by Rule 38a-1 of the 1940 Act for the approval by the Board of the Company.  The Principal Underwriter will cooperate with the Company’s Chief Compliance Officer (“CCO”) in carrying out the Company’s obligations under Rule 38a-1 to oversee the compliance program of the Principal Underwriter, including providing the Company’s CCO access to compliance personnel and copies of such documents the CCO may reasonably request in conjunction with his/her review of the Principal Underwriter’s compliance program.

10.This Agreement shall become effective upon the date of its execution, and, shall remain in full force and effect indefinitely until terminated as provided herein, except that:

(a)this Agreement shall remain in effect through and including for two years from the date of its execution (or, for Funds added to this Agreement after such date, for two years after the date it is added hereto), and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Board Members of the Company who are not “interested persons” of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of a Distribution Plan or any agreements related to it (the “Rule 12b-1 Board Members”) cast at a meeting called for the purpose of voting on such approval, and (ii) by the Board Members of the Company or by vote of a majority of the outstanding voting securities of the Fund;

(b)this Agreement may be terminated with respect to a Class with a Distribution Plan at any time by vote of a majority of the Rule 12b-1 Board Members or by vote of a majority of the outstanding voting securities of the Class on not more than sixty (60) days’ notice to the Principal Underwriter.  The Principal Underwriter shall be entitled to receive all contingent deferred sales charges paid or payable with respect to shares of such Class on any day subsequent to such termination;

(c)this Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder);

(d)either party shall have the right to terminate this Agreement with respect to any Class on six (6) months’ written notice thereof given in writing to the other;

(e)the Company shall have the right to terminate this Agreement forthwith in the event that it shall have been established by a court of competent jurisdiction that the Principal Underwriter or any director or officer of the Principal Underwriter has taken any action which results in a breach of the covenants set out in paragraph 9 hereof, or in the event of the Principal Underwriter’s expulsion or suspension by FINRA;

(f)if this Agreement is terminated with respect to any Company, Class or Fund, it shall not terminate the Agreement with respect to any other Company, Class or Fund that is a party to this Agreement;

(g)additional Funds or Classes of Funds established under the Company may be added to this Agreement upon approval by the Trustees of the Company and amendment of Schedule A.

11.Any notice under this Agreement shall be in writing, addressed and delivered, or mailed postage paid, to the other party, at such address as such other party may designate for the receipt of such notices.  Until further notice to the other party, it is agreed that the record address of the Company shall be 1825 Connecticut Avenue NW, Washington, DC 20009 and that of the Principal Underwriter, shall be Two International Place, Boston, Massachusetts 02110.

12.The services of the Principal Underwriter to the Company hereunder are not to be deemed to be exclusive, the Principal Underwriter being free to (a) render similar service to, and to act as principal underwriter in connection with the distribution of shares of, other series of the Company or other investment companies, and (b) engage in other business and activities from time to time.

13.The terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

14.In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall remain in full force and effect.

15.Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

16.If the Principal Underwriter is delayed in the performance of its services or prevented entirely or in part from performing services due to causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation, such delay or non-performance shall be excused for a reasonable time, subject to restrictions and requirements of performance as may be established by federal or state law.

17.This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18.This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.  The Principal Underwriter hereby agrees that it shall have recourse only to the assets of the relevant Fund or Class thereof for payment of claims or obligations as between the Company and the Principal Underwriter arising out of this Agreement and shall not seek satisfaction from any shareholders, from the Board or any officer, employee or agent of the Company.  No Company, Fund or Class shall be responsible for obligations of any other Company, Fund or Class that is a party to this Agreement.  The Principal Underwriter expressly acknowledges the provision in certain Company’s governing documents limiting the personal liability of the shareholders of the Company and the Board Members of the Company.

20.Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first stated above.

EACH COMPANY LISTED ON SCHEDULE A

By:       /s/ Maureen A. Gemma

Name:  Maureen A. Gemma

Title:  Vice President and not individually

EATON VANCE DISTRIBUTORS, INC.

By:       /s/ Frederick S. Marius

Name:  Frederick S. Marius

Title:  Vice President and not individually

SCHEDULE A

	Classes
	F	I	Single Class
Calvert Variable Series, Inc.	Distribution Fee	Distribution Fee	Distribution Fee
Calvert VP SRI Balanced Portfolio	0.25%	None	N/A
Calvert VP SRI Mid Cap Growth Portfolio	N/A	N/A	None
Calvert Variable Products, Inc.
Calvert VP S&P 500 Index Portfolio	N/A	N/A	None
Calvert VP S&P MidCap 400 Index Portfolio	0.25%(1)	None	N/A
Calvert VP Russell 2000 Small Cap Index Portfolio	0.25%(1)	None	N/A
Calvert VP EAFE International Index Portfolio	0.25%(1)	None	N/A
Calvert VP Nasdaq 100 Index Portfolio	0.25%	None	N/A
Calvert VP Investment Grade Bond Index Portfolio	0.25%	None	N/A
Calvert VP Volatility Managed Moderate Portfolio	0.25%	N/A	N/A
Calvert VP Volatility Managed Moderate Growth Portfolio	0.25%	N/A	N/A
Calvert VP Volatility Managed Growth Portfolio	0.25%	N/A	N/A

(1)The Master Distribution Plan for Calvert Variable Products, Inc. authorizes distribution and service fees of up to 0.25% annually.  The Board of Directors has authorized distribution fees of 0.20% annually for these Funds.